UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 17, 2009

Walter Investment Management Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6789 (Primary Standard Industrial Classification Code Number)	13-3950486 (I.R.S. Employer Identification No.)

4211 West Boy Scout Boulevard, 4th Floor
Tampa, FL 33607-5724
(813) 871-4811
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.03 Material Modification to Rights of Security Holders
Item 4.01 Changes in registrant’s Certifying Accountant
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1.1 Revolving Credit Agreement
EX-10.1.2 Subsidiary Guaranty Agreement
EX-10.1.3 Revolving Credit Agreement and Security Agreement
EX-10.1.4 L/C Support Agreement
EX-10.1.5 Assignment of Software License Agreement
EX-10.1.6 Trademark License Agreement
EX-10.1.7 Transition Services Agreement
EX-10.1.8 Tax Separation Agreement
EX-10.1.9 Joint Litigation Agreement
EX-10.1.14 Joint Direction and Release
EX-10.1.15 Discharge Agreement
EX-10.1.18 Joint Direction and Release
EX-10.1.19 Discharge Agreement
Ex-10.1.25 Amended and Restated Charter of Walter Investment Management Corp.
Ex-16.1 Letter of Grant Thornton

Introduction
          As previously disclosed, on February 6, 2009, Hanover Capital Mortgage Holdings, Inc. (“Hanover”), Walter Industries, Inc. (“Walter Industries”), Walter Investment Management LLC (“Spinco”) and JWH Holding Company, LLC (“JWHHC”) entered into a Second Amended and Restated Agreement and Plan of Merger (as amended on February 17, 2009, the ” Merger Agreement”). On April 17, 2009, Hanover and the other parties to the Merger Agreement completed the transactions contemplated by the Merger Agreement, which included the spin-off by Walter Industries of Spinco, the payment of a taxable dividend by Spinco to holders of its limited liability company interests, and the subsequent merger of Spinco into Hanover (the “Merger”), as is more fully described herein. At the closing of the Merger, Hanover changed its name to Walter Investment Management Corp. (“Walter Investment”). Prior to and as a condition to the closing of the Merger, Hanover also completed the transactions contemplated by (i) the Exchange Agreement, dated September 30, 2008, with Taberna Preferred Funding I, Ltd (“Taberna”), as amended on February 6, 2009 (the “Taberna Exchange Agreement”), and (ii) the Exchange Agreement, dated September 30, 2008, with Amster Trading Company and Ramat Securities, LTD (the “Amster Parties”), as amended on February 6, 2009 (the “Amster Exchange Agreement” and, together with the Taberna Exchange Agreement, the “Exchange Agreements”).
          The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement and the amendment to the Merger Agreement, which are filed as Exhibits 2.1 and 2.2 hereto, respectively, and incorporated into this report by reference.

Item 1.01	Entry into a Material Definitive Agreement.
Syndicated Credit Agreement. On April 20, 2009, Walter Investment entered into a syndicated credit agreement (the “Syndicated Credit Agreement”) among Walter Investment, the lenders from time to time parties thereto, Regions Bank, as syndication and SunTrust Bank, as administrative agent. The Syndicated Credit Agreement establishes an unsecured guaranteed $15.00 million revolving facility, with a $10.00 million letter of credit sub-facility and a $5.00 million swingline sub-facility. The Syndicated Credit Agreement is guaranteed by the subsidiaries of Walter Investment other than Walter Investment Reinsurance, Co., Ltd., Mid-State Capital, LLC and Hanover SPC-A, Inc. In addition, Walter Industries posted a letter of credit (the “Support Letter of Credit”) in an amount equal to $15.675 million in support of Walter Investment’s obligations under the Syndicated Credit Agreement. The loans under the Syndicated Credit Agreement shall be used for general corporate purposes of Walter Investment and its subsidiaries. The Syndicated Credit Agreement contains covenants that: (a) place limitations on indebtedness; liens; mergers, consolidations, liquidations; investments; dividends; sale of assets; transaction with affiliates; sale leaseback transactions; and hedging agreements and (b) require Walter Management to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times; a minimum interest coverage ratio of not less than 1.25x; a maximum portfolio loss ratio of no greater than 1.50x; and a maximum portfolio delinquency rate of no greater than 8.00%. The Syndicated Credit Agreement contains certain customary events of default for unsecured guaranteed financings (including certain events with respect to the Support Letter of Credit, such as termination), the occurrence of which would allow the lenders to accelerate the outstanding loans.
All loans made under the Syndicated Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00% or at base rate, which is defined as the highest of the prime rate, the federal funds rate plus 0.50% and LIBOR for a one-month period plus 1.00%, plus 3.00%, in each case, subject to adjustments based on the credit ratings of the bank issuing the Support Letter of Credit. A commitment fee of 0.50% is payable on the daily amount of the unused commitments.
All loans under the Syndicated Credit Agreement shall be available until the termination date, which is April 20, 2011, at which point all obligations under the Syndicated Credit Agreement shall be due and payable.
The foregoing description of the Syndicated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Syndicated Credit Agreement. A copy of the Syndicated Credit Agreement is attached hereto as Exhibit 10.1.1 and incorporated herein by reference.

In the ordinary course of their respective businesses, certain of the lenders and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with Walter Investment and its affiliates for which they have in the past received, and may in the future receive, customary fees.
Revolving Credit Agreement and Security Agreement. On April 20, 2009, Walter Investment entered into a revolving credit agreement and security agreement (the “Revolving Credit Agreement”) among Walter Investment, certain of its subsidiaries and Walter Industries, as lender. The Revolving Credit Agreement establishes a guaranteed $10.00 million revolving facility, secured by a pledge of unencumbered assets with an unpaid principal balance of at least $10.00 million. The Credit Agreement also is guaranteed by the subsidiaries of Walter Investment that guarantee the Credit Agreement. The Revolving Credit Agreement is available only after a major hurricane has occurred with projected losses greater than the $2.50 million self-insured retention (the “Revolving Credit Agreement Effective Date”). The Revolving Credit Agreement contains covenants that: (a) place limitations on indebtedness; liens; mergers, consolidations, liquidations; investments; dividends; sale of assets; transaction with affiliates; sale leaseback transactions; and hedging agreements; (b) require Walter Management to maintain unencumbered assets with an unpaid principal balance of at least $75.00 million at all times and (c) require that any net cash proceeds received by Walter Investment pursuant to that certain reinsurance policy be applied within two business days of such receipt to repay any outstanding obligations under the Revolving Credit Agreement.
All loans made under the Revolving Credit Agreement will bear interest at a rate equal to LIBOR for one-month or three-months, at Walter Investment’s option, plus 4.00%. A commitment fee of 0.50% is payable on the daily amount of the unused commitments after the Revolving Credit Agreement Effective Date. In addition, on the Revolving Credit Agreement Effective Date, Walter Investment will pay Walter Industries a funding fee in an amount equal to $25,000.
All loans under the Revolving Credit Agreement shall be available from the Effective Date until the termination date, which is April 20, 2011, at which point all obligations under the Revolving Credit Agreement shall be due and payable.
The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement. A copy of the Revolving Credit Agreement is attached hereto as Exhibit 10.1.3 and incorporated herein by reference.
Support LC Agreement. On April 20, 2009, Walter Investment entered into a support letter of credit agreement (the “Support LC Agreement”) between Walter Investment and Walter Industries. The Support LC Agreement was entered into in connection with the Support Letter of Credit and the bonds similarly posted by Walter Industries in support of Walter Investment’s obligations. The Support LC Agreement provides that Walter Investment will reimburse Walter Industries for all costs incurred by it in posting the Support Letter of Credit as well as for any draws under bonds posted in support of Walter Investment. The Support LC Agreement also provides that any draws under the Support Letter of Credit will be deemed to constitute loans of Walter Industries to Walter Investment and will bear interest at a rate equal to LIBOR for one-month plus an applicable margin of 6.00%. In addition, upon any draw under the Support Letter of Credit, the obligations of Walter Investment to Walter Industries will be secured by a perfected security interest in unencumbered assets with an unpaid principal balance of at least $63.00 million. The Support LC Agreement contains covenants that: (a) place limitations on indebtedness; liens; mergers, consolidations, liquidations; investments; dividends; sale of assets; transaction with affiliates; sale leaseback transactions; and hedging agreements; (b) require Walter Management to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times; a minimum interest coverage ratio of not less than 1.25x; a maximum portfolio loss ratio of no greater than 1.50x; and a maximum portfolio delinquency rate of no greater than 8.00%; and (c) require that any net cash proceeds received by Walter Investment as a result of a sale of assets or incurrence of debt be applied on the date of receipt of such proceeds to prepay any obligations outstanding under the Support LC Agreement.
All obligations under the LC Support Agreement shall be due and payable on April 20, 2011.
The foregoing description of the Support LC Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support LC. A copy of the Support LC Agreement is attached hereto as Exhibit 10.1.4 and incorporated herein by reference.

Amended and Restated Loan and Security Agreement. As previously reported, on February 6, 2009, Hanover and JWHHC entered into an Amended and Restated Loan Agreement (the “ Loan Agreement”), pursuant to which Hanover and JWHHC amended and restated the loan and security agreement, dated September 26, 2008. The loans made under the Loan Agreement were secured by a collateral account maintained pursuant to a related Securities Account Control Agreement (the ” Account Control Agreement”), entered into on September 25, 2008, by Hanover, JWHHC and Regions Bank N.A., as Securities Intermediary, into which all of the assets purchased by Hanover with the proceeds of the loans were deposited. On April 17, 2009, JWHHC assigned all of its rights and obligations under the Account Control Agreement to Spinco pursuant to a purchase and sale agreement between JWHHC and Walter Industries, dated April 17, 2009, and a contribution agreement between Walter Industries and Spinco dated April 17, 2009 (the “Asset Transfer Agreements”). Upon consummation of the Merger, Spinco, the creditor under the Loan Agreement, merged into Hanover, the debtor under the Loan Agreement, resulting in the automatic termination of the Loan Agreement by operation of law. The Account Control Agreement also terminated at the effective time of the Merger as a result of the termination of the Loan Agreement.
          Under the Loan Agreement, in addition to unsecured lines of credit used to fund Hanover’s obligations under the Exchange Transactions and secure directors’ and officers’ liability insurance prior to the Merger, Hanover also had access to a revolving line of credit not to exceed $4 million in the aggregate, to maintain its REIT status and not become an “investment company” under the Investment Company Act of 1940. The maturity of the loans was the earliest to occur of (i) June 26, 2009, (ii) the date on which Spinco demanded repayment and (iii) Hanover’s bankruptcy or liquidation.
          The foregoing descriptions of the Loan Agreement and the Account Control Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Loan Agreement and the Account Control Agreement, which are respectively filed as Exhibit 10.1.10 and Exhibit 10.1.11 hereto, and incorporated into this report by reference.
Software License Assignment. On April 17, 2009, Hanover entered into an Assignment of Software License Agreement with JWHHC and Spinco (the “ Software License Assignment”), pursuant to which JWHHC assigned, and Spinco assumed (and Walter Investment obtained, as successor to Spinco), all of JWHHC’s rights and obligations under the Software License Agreement dated September 29, 2008 (“ Software License Agreement”) between Hanover and JWHHC. Pursuant to the terms of the Software License Assignment, Hanover granted Spinco a perpetual, non-exclusive and non-transferable (except to affiliates or in a merger, change of control or asset sale) license to use, exploit and to modify certain described software, systems and related items primarily related to asset portfolio management and analysis. Upon consummation of the Merger, the Software License Agreement effectively terminated.
          The foregoing descriptions of the Software License Agreement and the Software License Assignment do not purport to be complete and are qualified in their entirety by the terms and conditions of the Software License Agreement and the Software License Assignment, which are filed as Exhibits 10.1.24 and 10.1.5, hereto, respectively, and incorporated into this report by reference.

Item 1.02	Termination of a Material Definitive Agreement.
The Exchange Transactions.
          The Exchange Agreements. On April 17, 2009, Hanover acquired and subsequently retired all of the outstanding trust preferred securities of Hanover Statutory Trust I (“ HST-I”), and Hanover Statutory Trust II (“ HST-II”) and the related debt securities previously issued by Hanover that were held by each of HST-I and HST-II (the “ Exchange Transactions”). Prior to the consummation of the Exchange Transactions, Taberna and the Amster Parties held all of the outstanding preferred securities of HST-I and HST-II, respectively. The Exchange Transactions were completed pursuant to the Exchange Agreements between Hanover and each of Taberna and the Amster Parties.
          As consideration for all of the outstanding trust preferred securities of HST-I in an aggregate amount of $20 million, Hanover paid Taberna $2.25 million in cash in the aggregate. Hanover paid $250,000 of the purchase price to Taberna on September 30, 2008, in connection with signing the original Taberna Exchange Agreement, and paid an additional $600,000 of the purchase price to Taberna upon the signing of the amendment to the Taberna Exchange Agreement on February 6, 2009. The remaining $1.4 million of the purchase price under the Taberna

Exchange Agreement was paid on April 17, 2009, in connection with the closing of the Exchange Agreements. Under the Taberna Exchange Agreement, as amended, Taberna was also be reimbursed by Hanover for its counsel fees up to $15,000 in the aggregate.
          Under the Amster Exchange Agreement, on April 17, 2009, the Amster Parties exchanged all of their trust preferred securities in HST-II for a cash payment from Hanover of $750,000 and 6,762,793 shares of Hanover common stock, which was paid prior to the consummation of the Merger. Based on the closing price of $0.14 per share of Hanover’s common stock on the NYSE Alternext on April 17, 2009, the aggregate value of the consideration paid to Amster was approximately $1,696,791. As a result of the issuance of Hanover common stock pursuant to the Amster Exchange Agreement, immediately prior to the effective time of the merger, the Amster Parties collectively owned approximately 43.9% of the shares of Hanover common stock outstanding. On April 15, 2009, Hanover received the required approval of its stockholders for the issuance of shares of Hanover common stock in the Amster Exchange Agreement. In addition, amendments to Hanover’s charter approved by Hanover’s stockholders at a special meeting on April 15, 2009, and described in Walter Investment’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2009, eliminated certain ownership restrictions contained in Hanover’s charter in respect of the Exchange Transactions for the brief period following the filing of such amendments on April 17, 2009, and ending at the effective time of the Merger, which occurred later that day,
          Termination of HST-I Trust and Indenture. Following the acquisition of the trust preferred securities of HST-I pursuant to the Taberna Exchange Agreement, Hanover entered into a Joint Direction and Release, dated as of April 17, 2009 (the “HST-I Joint Direction”), with HST-I and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as trustee (the “HST-I Trustee”), pursuant to which Hanover and HST-I instructed the HST-I Trustee to cancel (i) all of the outstanding preferred securities of HST-I in an aggregate amount of $20,000,000 and (ii) all of the outstanding common securities of HST-I in an aggregate amount of $619,000, in each case issued under that certain Amended and Restated Trust Agreement, dated as of March 15, 2005 (the “HST-I Trust Agreement”) among Hanover, Chase Bank USA, National Association (as Delaware trustee), certain administrative trustees and JPMorgan Chase Bank, N.A., as property trustee. In addition, Hanover and HST-I instructed the HST-I Trustee to cancel all of Hanover’s Junior Subordinated Notes due 2035 in an aggregate amount of $20,619,000 (the “HST-I Debt Securities”) issued by Hanover to HST-I pursuant to a Junior Subordinated Indenture, dated as of March 15, 2005 (the “HST-I Indenture”). Upon delivery of the HST-I Joint Direction, Hanover, the HST-I Trustee and HST-I executed a Discharge Agreement, dated April 17, 2009 (the “HST-I Discharge Agreement”), pursuant to which the HST-I Indensture and the HST-I Debt Securities were satisfied, discharged and cancelled and each of Hanover and the HST-I Trustee were released from their obligations under the HST-I Indenture. The HST-I Trust Agreement was subsequently cancelled and HST-I was terminated pursuant to the filing of a certificate of termination with the State of Delaware.
          Termination of HST-II Trust and Indenture. Following the acquisition of the trust preferred securities of HST-II pursuant to the Amster Exchange Agreement, Hanover entered into a Joint Direction and Release, dated as of April 17, 2009 (the “HST-II Joint Direction”), with HST-II and Wilmington Trust Company, as trustee (the “HST-II Trustee”), pursuant to which Hanover and HST-II instructed the HST-II Trustee to cancel (i) all of the outstanding preferred securities of HST-II in an aggregate amount of $20,000,000 and (ii) all of the outstanding common securities of HST-II in an aggregate amount of $620,000, in each case issued under that certain Amended and Restated Declaration of Trust, dated as of November 4, 2005 (the “HST-II Trust Agreement”), among Hanover, the HST-II Trustee (in its capacities as HST-II Trustee and as Delaware trustee) and certain administrative trustees. In addition, Hanover and HST-II instructed the HST-II Trustee to cancel all of Hanover’s Junior Subordinated Debt Securities due 2035 in an aggregate amount of $20,620,000 (the “HST-II Debt Securities”) issued by Hanover to HST-II pursuant to a Junior Subordinated Indenture, dated as of November 4, 2005 (the “HST-II Indenture”), among Hanover and the HST-II Trustee. Upon delivery of the HST-II Joint Direction, Hanover, the HST-II Trustee and HST-II executed a Discharge Agreement, dated April 17, 2009 (the “HST-II Discharge Agreement”), pursuant to which the HST-II Indenture and the HST-II Debt Securities were satisfied, discharged and cancelled and each of Hanover and the HST-II Trustee were released from their obligations under the HST-II Indenture. The HST-II Trust Agreement was subsequently cancelled and HST-II was terminated pursuant to the filing of a certificate of termination with the State of Delaware.
          The foregoing descriptions of the HST-I Joint Direction, the HST-II Joint Direction, the HST-I Trust Agreement, the HST-II Trust Agreement, the HST-I Indenture, the HST-II Indenture, the HST-I Discharge

Agreement, and the HST-II Discharge Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of such agreements, which are filed as Exhibits 10.1.14, 10.1.18, 10.1.16, 10.1.20, 10.1.17, 10.1.21, 10.1.15, and 10.1.19, hereto, respectively hereto and incorporated into this report by reference.
Loan and Security Agreement, Software License Agreement. As a result of the Merger, the Loan Agreement, the Securities Account Agreement and the Software License Agreement were terminated without cost to Walter Investment. The descriptions of the Loan Agreement, the Securities Account Agreement and the Software License Agreement set forth in Item 1.01 of this Current Report on Form 8-K, including the exhibits incorporated therein, are incorporated in this Item 1.02 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.
The Merger. On April 17, 2009, Hanover completed the Merger with Spinco pursuant to the terms of the Merger Agreement. As a result of the Merger, every 50 shares of Hanover common stock outstanding immediately prior to the effective time of the Merger, including the shares of Hanover common stock issued pursuant to the Amster Exchange Agreement, were combined into one share of common stock of Walter Investment (the “ Share Combination”). At the completion of the merger, Walter Industries’ stockholders as of the record date for Walter Industries’ dividend of limited liability interests in Spinco, together with Spinco option holders, owned collectively 98.5% (3.33% in the form of restricted stock units of Walter Investment owned by former Spinco option holders Mark O’Brien and Charles Cauthen, and the remaining 95.17% by Walter Industries stockholders as of such date), and former Hanover stockholders (including the Amster Parties) collectively owned 1.5% (with the Amster Parties owning approximately 0.66% and the other former Hanover stockholders owning approximately 0.84%), of the shares of common stock of Walter Investment outstanding or reserved for issuance in settlement of restricted stock units of Walter Investment payable to Messrs. O’Brien and Cauthen. The holders of limited liability company interests of Spinco immediately prior to the Merger were issued a total of 19,562,913 shares of Walter Investment’s common stock in exchange for their limited liability company interests. Based on the closing price of $7.00 (after giving effect to the Share Combination) per share of Walter Investment common stock on the NYSE Alternext Exchange on April 17, 2009, the aggregate value of consideration paid to the Spinco interest holders was approximately $136,940,391. Immediately prior to the merger, and following the spin-off of Spinco by Walter Industries, in order to comply with certain Internal Revenue Service requirements pertaining to the maintenance of Walter Investment’s status as a real estate investment trust, Spinco paid a taxable dividend of cash and Spinco interests having an aggregate value of $80,000,000 to holders of limited liability company interests of Spinco immediately following the spin-off. In conjunction with the merger, Walter Investment changed its name to Walter Investment Management Corp. After giving effect to the transactions, there are now 19,871,215 shares of Walter Investment’s common stock issued and outstanding. On April 20, 2009, Walter Investment’s common stock began trading on the NYSE Alternext under the symbol “WAC”.
Hanover’s stockholders approved each of the proposals presented to them at a special meeting of Hanover’s stockholder on April 15, 2009, including proposals to approve the Merger, the Merger Agreement, the Exchange Transactions, and certain other related matters.
The Exchange Transactions. The descriptions of the Exchange Transactions set forth in Item 1.02 of this Current Report on Form 8-K, including the exhibits incorporated therein, are incorporated in their entirety into this Item 2.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The descriptions of the Syndicated Credit Agreement, the Revolving Credit Agreement and the Support LC Agreement in Item 1.01 of this Current Report on Form 8-K, including the exhibits incorporated therein, are incorporated in their entirety into this Item 2.03 by reference.

Item 3.03	Material Modification to Rights of Security Holders.
          As disclosed in Hanover’s proxy statement prospectus included in Amendment No. 4 to the Registration Statement on Form S-4, filed with the Securities & Exchange Commission on February 17, 2009 (the “ Proxy Statement/Prospectus”), Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to certain provisions, including the requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. On April 20, 2009, and as discussed in the Proxy Statement/Prospectus, by a resolution of its board of directors, Walter Investment elected to be subject to Section

3-804(a) and Section 3-804(c) of the MGCL, which require a two-thirds vote of stockholders to remove a director, vest in the board of directors the exclusive power to fill vacancies on the board and provide that any director elected to fill a vacancy on the board will serve for the remainder of the full term of the class of directors in which the vacancy occurred (the “Subtitle 8 Elections”).
          On April 22, 2009, Walter Investment filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland, making its Subtitle 8 Elections.

Item 4.01	Changes in registrant’s Certifying Accountant.
          The Merger was treated as a reverse acquisition for accounting purposes and, as such, the historical financial statements of JWHHC will become the historical financial statements of Walter Investment. Grant Thornton LLP was the independent registered public accounting firm that audited Hanover’s financial statements for the fiscal years ended December 31, 2008, 2007 and 2006. On April 15, 2009, the audit committee of the board of directors of Hanover recommended, and the board of directors of Hanover approved, the retention of Grant Thornton LLP as its independent registered public accounting firm for the purpose of Grant Thornton LLP completing its review of the company’s Form 10-Q for the quarterly period ended March 31, 2009, which will contain only the financial results of Hanover since the quarterly period ended prior to the completion of the reverse acquisition. The audit committee of Walter Investment is not expected to modify the decision made by the Hanover board to retain Grant Thornton LLP for the purpose of Grant Thornton LLP completing its review of the company’s Form 10-Q for the quarterly period ended March 31, 2009. It is expected that the audit committee of Walter Investment will retain another independent registered public accounting firm for subsequent periods. Walter Investment will file a current report on Form 8-K making the appropriate disclosures in respect of its engagement of a new independent accounting firm on a going-forward basis.
          Grant Thornton LLP’s reports on Hanover’s financial statements for the most recent two years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during Hanover’s two most recent year ends and through the date of this report, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreements(s) in connection with its report.
               Walter Investment has provided Grant Thornton LLP with a copy of the foregoing disclosures and requested that Grant Thornton LLP furnish a letter addressed to the United States Securities and Exchange Commission stating whether it agreed with the above statements made by Walter Investment. A copy of such letter, dated April 23, 2009, is filed as Exhibit 16.1 to this Form 8-K, and incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Upon the effective date of the Articles of Merger filed with the Maryland State Department of Assessments and Taxation at 7 p.m. on April 17, 2009, the following changes to directors and officers became immediately effective by operation of law and pursuant to the terms of the Merger Agreement:
•	Removal of Directors. Messrs. James F. Stone, John N. Rees and John A. Clymer, each a member of the Audit Committee, and Ms. Irma N. Tavares were removed from the board of directors of Hanover.
•	Appointment of Directors. Messrs. Denmar J. Dixon, William J. Meurer, Mark J. O’Brien, Shannon E. Smith and Michael T. Tokarz and Ms. Ellyn L. Brown were appointed to the board of directors of Walter Investment. Mr. O’Brien was appointed chairman of the board.
•	Removal of Officers. Mr. John A. Burchett was removed as president and chief executive officer, Ms. Irma N. Tavares was removed as chief operating officer, Mr. Harold H. McElraft was removed as chief financial officer, Suzette N. Berrios was removed as Vice President, General Counsel and Secretary and James C. Strickler was removed as Managing Director.

•	Appointment of Officers. Mark J. O’Brien was appointed chief executive officer, Charles E. Cauthen was appointed president and chief operating officer and Kimberly Perez was appointed vice president and chief financial officer.
On April 20, 2009, the board of directors of Walter Investment designated Messrs. Meurer, Smith, Tokarz and Dixon and Ms. Brown as independent directors. The board appointed Messrs. Meurer, Smith and Dixon to the audit committee, designating Mr. Meurer committee chairman, to be confirmed at the committee’s first meeting. The board also appointed Messrs. Dixon and Smith and Ms. Brown to the compensation committee and designated Mr. Dixon as the chairman of the committee. Finally, the board appointed Messrs. Tokarz and Dixon and Ms. Brown to the governance committee and designated Mr. Tokarz as chairman.
On April 20, 2009, the board of Walter Investment removed all prior officers of the company and formally appointed the following officers of Walter Investment (which appointments were in addition to the appointments of Messrs. O’Brien and Cauthen and Ms. Perez as a result of the Merger):

Kimberly Perez	Vice President, Chief Financial Officer and Treasurer
John A. Burchett	Vice President, Advisory Services and President, Hanover Division
Irma N. Tavares	Vice President, Hanover Division
Stuart Boyd	Vice President, General Counsel and Secretary
Joseph Kelly, Jr.	Vice President, Servicing
Del Pulido	Vice President, Human Resources
Ty Witherington	Vice President, Operations
Set forth below is biographical information with respect to the all new directors and certain new officers of Walter Investment.
Ellyn L. Brown, 58 is the president of Brown and Associates, a corporate law and consulting firm that provides operational, regulatory and governance guidance to financial services clients. Ms. Brown has served as a director of NYSE Euronext and its predecessors since April 2005. She also is a member of the boards of NYSE Regulation, the NYSE’s market regulator, the Financial Industry Regulatory Authority (FINRA) and the Financial Accounting Foundation (the parent body of the Financial Accounting Standard Boards (FASB) and its government equivalent, GASB). From 2000 to 2004, Ms. Brown was a member of the board of the Certified Financial Planner Board of Standards. Ms. Brown was a member of the board of the National Association of Securities Dealers Regulation, Inc. (NASDR) from 1996 to 1999, and sat on NASDR’s Independent Dealer/Insurance Affiliate committee through 2003. Ms. Brown was the Securities Commissioner for the State of Maryland from 1987 to 1992. She has taught securities law at Villanova University and the University of Maryland School of Law.
Denmar J. Dixon, 46 was elected to the board of managers of JWHHC in December 2008. Mr. Dixon is currently a private investor and founder and managing partner of Blue Flame Capital, LLC. Blue Flame Capital is a consulting, financial advisory and investment firm. Mr. Dixon retired in January 2008 after 23 years with Banc of America Securities and its predecessors. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and held the position of Global Head of the Basic Industries group. The Basic Industries group was responsible for investment banking coverage for clients in the Building Products and Services, Metals and Mining sectors. In addition to those sectors, Mr. Dixon has significant experience in the General Industrial, Consumer and Business Services industries. During his career at Banc of America Securities, Mr. Dixon completed mergers and acquisitions, equity and debt capital raising and financial restructuring transactions totaling in excess of $75 billion.
William J. Meurer, 65 was elected to the board of managers of JWHHC in December 2008. Previously, Mr. Meurer was employed for 35 years with Arthur Andersen LLP where he served most recently as the Managing Partner for Arthur Andersen’s Central Florida operations. Since retiring from Arthur Andersen in 2000, Mr. Meurer has been a private investor and consultant. Mr. Meurer also serves on the Board of Trustees for St. Joseph’s Baptist Health Care

and Baycare Health System and as a member of the Board of Directors of Sykes Enterprises, Incorporated, the Heritage Family of Funds and Tribridge, Inc.
Mark J. O’Brien, 65 has been a director of Walter Industries since 2005. In March 2006, Mr. O’Brien was named Chairman and Chief Executive Officer of JWHHC, and in February 2009, of Spinco. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. Mr. O’Brien is also a director of Mueller Water Products, Inc.
Shannon E. Smith, 43 is currently serving as Senior Vice President, Chief Financial Officer and Treasurer of American Land Lease, Inc., a NYSE listed real estate investment trust. Mr. Smith joined American Land Lease, Inc. in October 2000 as Chief Accounting Officer and was appointed as its Chief Financial Officer in February 2001. Mr. Smith also served as the Secretary of American Land Lease, Inc. from July of 2002 until January of 2008. From March 1997 to October 2000, Mr. Smith served as Chief Financial Officer of Jemison-Demsey Holding Company, and other entities controlled by Jemison Investment Company. Mr. Smith began his career with Ernst & Whinney as a certified public accountant.
Michael T. Tokarz, 58 has been Chairman of Walter Industries’ board of directors since December 2006 and has been a director of Walter Industries since September 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of Conseco, Inc., IDEX Corporation, Mueller Water Products, Inc. and MVC Capital, Inc.
John A. Burchett, 66 was the Chairman of Hanover’s board of directors and its President and Chief Executive Officer since Hanover’s inception in June 1997. Mr. Burchett has also been the Chairman of the board of directors and Chief Executive Officer of HCP-2 since its formation in 1989. Prior to founding Hanover, Mr. Burchett held executive positions in the national mortgage finance operations of two global financial institutions, Citicorp Investment Bank from 1980 to 1987, and Bankers Trust Company from 1987 to 1989.
Charles E. Cauthen, 50, President and Chief Operating Officer, was appointed Chief Financial Officer of JWHHC (and, as of February 2009, Spinco) and President of WMC in November 2006. Prior thereto, he served as President of JWHHC since August 2005. Previously, he served as Chief Operating Officer JWHHC since February 2005 and Senior Vice President and Controller of JWHHC since November 2000. Prior thereto, he was Senior Vice President and Chief Financial Officer—Consumer Products Group, Bank of America, from 1999 to November 2000.
Kimberly A. Perez, 42, Vice President, Chief Financial Officer and Treasurer, was appointed Vice President of JWHHC in November 2006, and as of February 2009, she held the same office in Spinco. She was appointed Executive Vice President and Chief Financial Officer of WMC in February 2005, previously serving as Executive Vice President and Assistant Secretary of WMC since December 2003. Prior thereto, she served as Vice President, Corporate Accounting for Walter Industries since June 2000, and before that she served as Assistant Controller- Director of Accounting and Strategic Planning for Walter Industries since July 1997. Prior to her employment at Walter Industries she was an Audit Manager for PricewaterhouseCoopers LLC.
Irma N. Tavares, 54. Up until the effective time of the merger, Ms. Tavares had been a Director since Hanover’s inception in June 1997. Ms. Tavares was formerly the Chief Operating Officer of Hanover, a position she held since October 2004. Prior thereto (and up to the time of the merger), Ms. Tavares was one of Hanover’s Senior Managing Directors, and had been a Senior Managing Director and a Director of Hanover Capital Partners 2, Ltd. since its formation in 1989. Ms. Tavares was also formerly the Vice Chairman of the Board and Senior Managing Director of Hanover Capital Partners 2, Ltd. Before joining Hanover, Ms. Tavares held mortgage-related trading positions at both Citicorp Investment Bank from 1983 to 1987 and Bankers Trust Company from 1987 to 1989.
The form and amount of the compensation to be paid to each of Walter Investment’s directors and executive officers will be determined by Walter Investment’s board of directors as soon as practicable following the completion of the merger with the following exceptions (i) Mr. Burchett is party to a retention agreement guaranteeing certain levels of compensation if he agrees to continue to sit on the board of directors of Walter Investment for a specific period of time, (ii) Ms. Tavares is party to a retention agreement guaranteeing certain levels of compensation if she agrees to serve as a senior executive of Walter Investment for a specific period of time, (iii) Mr. O’Brien is party to a letter agreement with JWHHC that has been adopted by Walter Investment, (iv) Mr. Cauthen is party to a letter agreement with JWHHC that has been adopted by Walter Investment, and (v) Mrs. Perez is party to a letter agreement with JWHHC that has been adopted by Walter Investment. A summary of each agreement is set forth below.
2009 Long Term Incentive Plan. The following is a brief summary of the material features of the 2009 Long Term Incentive Plan of Walter Investment Management Corp (the “2009 LTIP”). Because this is only a summary, it does not contain all the information about the 2009 LTIP and is qualified in its entirety by reference to the 2009 Long Term Incentive Plan of Walter Investment Management Corp, which is attached as Exhibit 10.1.22 hereto.
          Purposes. The principal purposes of the 2009 LTIP are to provide incentives for Walter Investment’s officers, employees and consultants through granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in the development and financial success of Walter Investment and inducing them to remain in Walter Investment’s employ (or service). The 2009 LTIP is also intended to assist in attracting and retaining qualified non-employee directors by providing for automatic grants of options and discretionary grants of options and dividend equivalents to non-employee directors.
          Number of Shares Authorized. Under the 2009 LTIP, not more than 3,000,000 shares of Walter Investment common stock (subject to antidilution and other adjustment provisions) are authorized for issuance upon exercise of options, stock appreciation rights (also referred to as SARs), and other awards, or upon vesting of restricted or deferred stock awards. Furthermore, the maximum number of shares which may be subject to options, SARs, restricted stock or other awards granted under the 2009 LTIP to any individual in any calendar year cannot exceed 1,200,000 (subject to antidilution and other adjustment provisions).
          Administration. The compensation committee of the board of directors of Walter Investment (the “Board”) or one or more other committees or subcommittees of the Board appointed under the terms of the 2009 LTIP (the ''Committee’’), which committee or subcommittee will consist solely of two or more members of the Board, each of whom will be both a ''non-employee director’’ for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the ''Exchange Act’’), and an ''outside director’’ for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the ''Code’’), will administer the 2009 LTIP with respect to grants to employees or consultants, and the full Board will administer the 2009 LTIP with respect to grants to non-employee directors.
          Automatic Grants to Non-employee Directors. The 2009 LTIP provides for automatic grants of non-qualified stock options to purchase Walter Investment common stock to each person who is or becomes a non-employee director on the effective date of the 2009 LTIP each person who is a non-employee director on the effective date of the plan shall receive a non-qualified stock option valued at $20,000 to purchase shares of common stock of Walter Investment, and each non-employee director who is initially elected after such effective date shall receive a non-qualified stock option valued at $20,000 to purchase shares of common stock of Walter Investment on the date of the non-employee director’s initial election. Additionally, commencing in the first calendar year which begins after the effective date of the plan or such initial election, as applicable, each non-employee director shall receive, on the date of each annual meeting of Walter Investment’s stockholders at which the non-employee director is reelected to the Board, an additional non-qualified stock option valued at $20,000 to purchase shares of common stock. These automatic options will have a per share exercise price equal to the fair market value per share of the common stock of Walter Investment at the date of grant and will become exercisable in cumulative annual installments of one-third each on each of the first three anniversaries of the date of the grant, so long as the non-employee director continues to serve as a director of Walter Investment; provided, however, to the extent permitted by Rule 16b-3 of the Exchange Act, the Board may accelerate the exercisability of options upon the occurrence of certain specified extraordinary corporate transactions or events; and provided, further, that options granted to non-employee directors shall become exercisable in full upon the retirement of the non-employee director from the Board at age 65 with at least five years of service as a director of Walter Investment. The maximum term of each option granted to a non-employee director shall be ten years from the date the option is granted. The 2009 LTIP also provides that the Board may, in its discretion, make additional option and dividend equivalent grants to non-employee directors from time to time. The terms of each option or dividend equivalent granted to a non-employee director will be set forth in a written agreement between Walter Investment and the non-employee director consistent with the terms of the 2009 LTIP.
          Discretionary Grants. The 2009 LTIP provides that the Committee may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof, to any eligible employee or consultant. In addition, the Board may grant non-qualified stock options and dividend equivalents to non-employee directors under the 2009 LTIP. Each such award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
          Types of Awards. The Committee may award non-qualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents, and stock payments, in each case subject to compliance with applicable laws.
          Change of Control. Upon a change in control of Walter Investment, each outstanding award granted under the 2009 LTIP will, immediately prior to the effective date of the change in control, automatically fully vest and become fully exercisable.
          Expiration. No award may be granted under the 2009 LTIP after the expiration of 10 years from the effective date of the plan, however awards granted prior to such date may extend beyond such expiration date.
          Amendment. The 2009 LTIP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the plan’s administrator, but no amendment, suspension or termination of the 2009 LTIP may alter or impair any rights or obligations of a participant under any award without his or her consent, unless the award itself otherwise expressly so provides.
Equity Awards to Non-Employee Directors and Certain Named Executive Officers. On April 20, Walter Investment issued equity awards to its non-employee directors under the 1999 Equity Incentive Plan (the “1999 EIP”) and the 2009 Long-Term Incentive Award Plan (the “2009 LTIP”). Copies of 1999 EIP and the 2009 LTIP are attached hereto as Exhibits 10.1.23 and 10.1.22 respectively. Walter Investment’s non-employee directors are entitled to automatic grants of stock options to acquire Walter Investment common stock under both the 1999 EIP and the 2009 LTIP. The 1999 EIP provides for a one-time grant of an option to acquire 2,000 shares of Walter Investment’s common stock which are fully vested as of the date of grant. Walter Investment also issued to each non-employee director an option to acquire shares of Walter Investment’s common stock having an aggregate value of $20,000, which award vests in three equal installments on the first, second, and third anniversary of the date of grant. In addition, certain executive officers held options and restricted stock units to acquire shares of Walter Industries common stock which will be terminated by Walter Industries in connection of the Merger. Walter Investment shall provide each of these officers with a replacement award denominated in shares of Walter Investment’s common stock having the same economic value as the terminated Walter Industries awards and the same vesting schedule as provided under the Walter Industries awards.
Agreement of Mr. O’Brien. Mr. O’Brien’s letter agreement (the “O’Brien Agreement”) provides for a term of three years commencing on October 1, 2008. Under the O’Brien Agreement, Mr. O’Brien is entitled to an annual base salary of $500,000, subject to such periodic increases as may be approved by the Committee. Mr. O’Brien is also entitled to an annual target bonus of 75% of his base salary, with a potential maximum annual bonus payment of 200% of base salary or $1 million. In addition, Mr. O’Brien is entitled to participate in Walter Investment’s group life and health insurance benefit plans and retirement plan generally applicable to similarly situated executives of Walter Investment. Mr. O’Brien is entitled to four weeks of vacation annually as well as reimbursement of reasonable out-of-pocket business expenses, along with a monthly auto allowance of $2,000. Mr. O’Brien is also entitled to participate in Walter Investment’s long term incentive plan, with an annual incentive opportunity of $600,000. Vesting of the awards under Walter Investment’s long term incentive plan will accelerate upon Mr. O’Brien’s death, disability, termination of his employment by Walter Investment without cause, his constructive termination, or upon a change in ownership or effective control of Walter Investment or in the ownership of a substantial portion of the assets of Walter Investment within the meaning of Treas. Reg. 1.409A-3(i)(5). Mr. O’Brien is entitled to a fully vested equity award equal to 2.5% of the total outstanding equity of Walter Investment to be issued no earlier than the third anniversary of the effective time of the merger. In addition, Mr. O’Brien is entitled to receive dividend equivalents in cash until the end of the deferral period. In accordance with Treas. Reg. 1.409A-3(e), the dividend equivalents will be treated separately from Mr. O’Brien’s right to the 2.5% stock interest and the dividend equivalents, if any, must be paid contemporaneously with actual dividends, if any, but at least annually. Notwithstanding the foregoing, the deferral period will terminate and Walter Investment will immediately issue to Mr. O’Brien (or his estate, as applicable) the 2.5% stock interest upon his death or disability, upon his involuntary termination of employment for any reason other than for cause, or upon a change in the ownership or effective control of Walter Investment or in the ownership of a substantial portion of the assets of Walter Investment within the meaning of Treas. Reg. 1.409A-3(i)(5). In the event of termination other than for cause, resignation following a significant diminution in pay or responsibilities, a material breach of the terms of the agreement, disability, death, or a forced relocation of more than 50 miles from Walter Investment’s, Tampa, Florida location, Mr. O’Brien will be entitled to continued participation in Walter Investment’s benefit plans until the earlier of (i) the 18 month anniversary of the termination date or (ii) the date on which he becomes eligible to receive comparable benefits from subsequent employment. The O’Brien Agreement also provides that for a period of eighteen months following any termination of employment thereunder, he will be bound by non-competition and non-solicitation provisions. Mr. O’Brien will also be bound by a non-disparagement provision following his termination of employment under this agreement for any reason for as long as Walter Investment or any affiliate, successor or assigns carries on the same business. If any payment under the agreement or any other agreement with Walter Investment results in the imposition of any excise or additional tax on Mr. O’Brien, Walter Investment will make an additional payment to Mr. O’Brien to cover the full cost of such excise or additional tax payment so that he is in the same after-tax position had he not been subject to the excise or additional tax. This summary is qualified in its entirety by reference to the full text of the O’Brien Agreement.
Agreement of Mr. Cauthen. Mr. Cauthen’s letter agreement (the “Cauthen Agreement”), of no specified duration, entitles him to an annual base salary of $400,000, subject to such periodic adjustments as may be approved by the Committee. Mr. Cauthen is also entitled to an annual target bonus payment of 70% of his base salary. Mr. Cauthen is also entitled to participate in Walter Investment’s group life and health insurance benefit plans and retirement plan generally applicable to similarly situated executives. In addition, Mr. Cauthen is entitled to 30 days of vacation annually as well as reimbursement of reasonable out-of-pocket business expenses, along with a monthly auto allowance of $1,500. Mr. Cauthen is entitled to participate in Walter Investment’s long term incentive plan, with an annual incentive opportunity of $400,000. Mr. Cauthen is entitled to a fully vested equity award equal to 0.833% of the total outstanding equity of Walter Investment to be issued no earlier than the third anniversary of the effective time of the merger. In addition, Mr. Cauthen is entitled to receive dividend equivalents in cash until the end of the deferral period. In accordance with Treas. Reg. 1.409A-3(e), the dividend equivalents will be treated separately from Mr. Cauthen’s right to the 0.833% stock interest and the dividend equivalents, if any, must be paid contemporaneously with actual dividends, if any, but at least annually. In the event of termination other than for cause, resignation following a significant diminution in pay or responsibilities, a material breach of the terms of the agreement, or a forced relocation of more than 50 miles from Walter Investment’s, Tampa, Florida location, Mr. Cauthen will be entitled to (a) eighteen months of base salary continuation and target bonus, including his monthly auto allowance, and (b) continued participation in Walter Investment’s benefit plans until the earlier of (i) the 18 month anniversary of the termination date or (ii) the date on which he becomes eligible to receive comparable benefits from subsequent employment. The Cauthen Agreement also provides that for a period of eighteen months following any termination of employment thereunder he will be bound by non-competition and non-solicitation provisions. Mr. Cauthen will also be bound by a non-disparagement provision following his termination of employment under this agreement for any reason for as long as Walter Investment or any affiliate, successor or assigns carries on the same business. If any payment under the Cauthen Agreement or any other agreement with Walter Investment results in the imposition of any excise or additional tax on Mr. Cauthen, Walter Investment will make an additional payment to Mr. Cauthen to cover the full cost of such excise or additional tax payment so that he is in the same after-tax position had he not been subject to the excise or additional tax. This summary is qualified in its entirety by reference to the full text of the Cauthen Agreement.
Agreement of Ms. Perez. Kimberly Perez’s letter agreement (the “Perez Agreement”), dated December 23, 2008, and which has no specified duration, entitles her to an annual base salary of $236,010, subject to such periodic adjustments as may be approved by the Committee. Ms. Perez is also entitled to an annual target bonus payment of 60% of her base salary. Ms. Perez is also entitled to participate in Walter Investment’s group life and health insurance benefit plans and retirement plan generally applicable to similarly situated executives. In addition, Ms. Perez is entitled to four weeks of vacation annually as well as reimbursement of reasonable out-of-pocket business expenses, along with a monthly auto allowance of $1,000. Ms. Perez is entitled to participate in Walter Investment’s long term incentive plan. In the event of termination other than for cause, resignation following a significant diminution in duties or responsibilities, a material breach of the terms of the agreement, or a forced relocation of more than 50 miles from Walter Investment’s, Tampa, Florida location, Ms. Perez will be entitled to (a) twelve months of base salary continuation and target bonus, including her monthly auto allowance, and (b) continued participation in Walter Investment’s benefit plans until the earlier of (i) the 12 month anniversary of the termination date or (ii) the date on which she becomes eligible to receive comparable benefits from subsequent employment. The Perez Agreement also provides that for a period of twelve months following any termination of employment thereunder she will be bound by non-competition and non-solicitation provisions. Ms. Perez will also be bound by a non-disparagement provision following her termination of employment under this agreement for any reason for as long as Walter Investment or any affiliate, successor or assigns carries on the same business. If any payment under the Perez Agreement or any other agreement with Walter Investment results in the imposition of any excise or additional tax on Ms. Perez, Walter Investment will make an additional payment to Ms. Perez to cover the full cost of such excise or additional tax payment so that she is in the same after-tax position had she not been subject to the excise or additional tax. This summary is qualified in its entirety by reference to the full text of the Perez Agreement.
Agreements of Mr. Burchett and Ms. Irma N. Tavares. On September 30, 2008, Walter Investment and each of Mr. Burchett and Ms. Irma N. Tavares entered into amended employment agreements, as further amended on February 12, 2009 (together the “Employment Agreements”), to reflect the Merger Agreement. The Employment Agreements are designed to encourage the executive’s full attention and dedication to Walter Investment in the event of any threatened or pending change in control. These agreements provide for an annual base salary of $393,585.00 for Mr. Burchett and $319,625.52 for Ms. Tavares. These base salaries could be increased, but not decreased, annually at the discretion of the Committee for merit increases and other salary adjustments, among other things. Each of these employment agreements has a three-year term. Each of Mr. Burchett and Ms. Tavares is entitled to participate in any and all bonus plans adopted by the Committee for executive officers of Walter Investment, as well as the 1997 Executive and Non-Employee Director Stock Option Plan (which has since expired) and the 1999 Equity Incentive Plan and any and all other equity compensation plans adopted by the board of directors of Walter Investment for the employees of Walter Investment and its subsidiaries. Mr. Burchett is also entitled to $2 million in term life insurance and Ms. Tavares is entitled to $1.5 million in term life insurance. In addition, these officers are entitled to club dues and certain disability insurance supplements. These executive officers would be entitled to certain payments and benefits if a change in control were to occur and Walter Investment or its affiliates terminated the executive’s employment without ''cause’’ or the executive terminated his employment with Walter Investment or its affiliates for ''good reason’’ following such change in control. Pursuant to the terms of the Employment Agreements, Mr. Burchett’s and Ms. Tavares’s duties and responsibilities are to assist Walter Investment in the post-merger integration process. The Employment Agreements eliminate the one-year ''non-competition’’ covenants in the employment agreements and also extend the period (from 90 days following a change in control to twelve months following a change in control) during which Mr. Burchett and Ms. Tavares may terminate employment following a change in control due to ''good reason’’ and remain entitled to receive the severance benefits as provided in the prior employment agreements. This summary is being furnished to provide information regarding certain terms of the agreements and is qualified in its entirety by reference to the full text of the Employment Agreements.

Item 5.03	Amendments to Articles of Incorporation or Bylaws
          Walter Investment’s charter generally provides that both the board of directors and stockholders have the power to fill any vacancies on the board. Under the MGCL and Walter Investment’s charter, directors elected by Walter Investment’s board of directors to fill a vacancy on its board of directors will serve only until the next annual meeting of Walter Investment’s stockholders, regardless of the remaining term of the class of directors in which the vacancy occurred. These provisions of Walter Investment’s charter have not been amended; however, the filing of the Articles Supplementary in connection with the Subtitle 8 Elections described in Item 1.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.03 by reference, vests in Walter Investment’s board of directors the exclusive power to fill vacancies on the board and provide that directors elected to fill a vacancy on the board will serve for the remainder of the full term of the class of directors in which the vacancy occurred. As a result of this election, Walter Investment’s stockholders no longer have the power to elect directors to fill vacancies on the board.
          Walter Investment’s charter provides that, subject to the rights of holders of any series of stock separately entitled to elect one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least a majority of the combined voting power of all classes of shares of stock entitled to vote in the election of directors voting as a single class. Provisions of Walter Investment’s charter have not been amended; however, the filing of the Articles Supplementary in connection with the Subtitle 8 Elections, results in the requirement that the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors is necessary to remove a director.
          The foregoing description of Walter Investment’s charter does not purport to be complete and is qualified in its entirety by the terms and conditions of Walter Investment’s charter, which is filed as Exhibit 10.1.25 hereto and incorporated into this report by reference.

Item 8.01	Other Events
          In addition to the agreements set forth in Item 1.01 of this Current Report on Form 8-K, as a result of the Merger, Walter Investment also became a successor party to the following agreements entered into by Spinco prior to the Merger:
Trademark License Agreement. On April 17, 2009, Spinco entered into a Trademark License Agreement dated as of April 17, 2009 with Walter Industries (the “ Trademark License”), pursuant to which Spinco was granted, and Walter Investment acquired by operation of law as successor to the rights and obligations of Spinco, a paid-up, perpetual, non-exclusive, non-transferable (except to affiliates) license to use certain variations and/or acronyms of the “Walter”, “Best Insurors” and “Mid-State” names in connection with mortgage finance, lending, insurance and reinsurance services, and financial services related thereto, in the United States. In addition, Walter Industries caused to be granted to Spinco and its subsidiaries a paid-up, non-transferable right to maintain certain domain name registrations for the purpose of operating websites directed to customers in the United States in connection with the above services. Spinco and its subsidiaries may sublicense to third parties only in connection with the operation of their own businesses. Walter Industries agreed not to use or license others to use the “Walter” name immediately adjacent to words that would convey services like those to be offered by Spinco, including “Mortgage,” “Reinsurance,” “Investment,” “Finance,” or “Bank,” for use in connection with such services.
          The foregoing description of the Trademark License does not purport to be complete and is qualified in its entirety by the terms and conditions of the Trademark License, which is filed as Exhibit 10.1.6 hereto, and incorporated into this report by reference.
Transition Services Agreement. On April 17, 2009, Spinco entered into a Transition Services Agreement with Walter Industries (the “Transition Services Agreement”), pursuant to which Walter Industries and certain of its subsidiaries will provide to Walter Investment (as successor to Spinco), and Walter Investment will provide to Walter Industries and its subsidiaries, certain transitional services following the spin-off and the Merger. Prior to the Merger, Walter Industries and its subsidiaries provided to, or shared with, the financing business of Spinco, a range of management, operational and technical services related to the conduct of the Spinco financing business. Following the spin-off and Merger, Walter Industries will provide to Walter Investment certain tax, legal, treasury and accounting services, human resources services, information technology and communications systems and support, and Walter Investment will provide certain accounting services and tax-related services to Walter Industries. Each of Walter Industries and Walter Investment will provide these services for a limited duration, in all cases not expected to exceed 24 months, with the precise term of each service set forth in the Transition Services Agreement. However, Walter Industries and Walter Investment, in their respective capacities as recipients of services provided under the agreement, have the right to terminate any or all services they are receiving upon 30 days written notice.
          The foregoing description of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Transition Services Agreement, which is filed as Exhibit 10.1.7 hereto, and incorporated into this report by reference.
Tax Separation Agreement. On April 17, 2009, Spinco entered into a Tax Separation Agreement dated as of April 17, 2009 with Walter Industries ( the “Tax Separation Agreement”), pursuant to which Spinco (and Walter Investment, as successor to Spinco) will make payments to Walter Industries, with respect to the 2008 tax year and the portion of the 2009 tax year ending on the date of the spin-off, during which Spinco, Walter Mortgage Company (“WMC”), Walter Investment Reinsurance Co. Ltd (“WIRC”) and Best Insurors, Inc. (“Best”) were included in, or were members of, the consolidated federal income tax group or any combined state or local income tax group with Walter Industries or any subsidiary of Walter Industries, equal to the amount of taxes such entities would have paid if they had filed separate tax returns in such jurisdictions rather than having been a consolidated or combined subsidiary of Walter Industries with respect to such taxes. With respect to any other taxable years in which WMC, WIRC and Best were included in, or were members of the consolidated federal income tax group or any combined state or local income tax group with Walter Industries or any subsidiary of Walter Industries, Walter Industries retains any liability for adjustments to the U.S. federal income or state combined income taxes of the applicable group for such years (including any interest or penalties applicable thereto) resulting from an audit or other settlement or compromise with any taxing authority, even if such taxes relate to Spinco, WMC, WIRC or Best. Walter Investment, as successor to Spinco, is responsible for Spinco’s share of any such income tax liabilities (including any interest or penalties applicable thereto) attributable to adjustments other than as a result of an audit or other settlement or compromise with any tax authority but only where such liabilities are attributable to misleading or inaccurate information provided by Spinco or any of its subsidiaries to Walter Industries (or the failure by any such entity to provide material information to Walter Industries).
          Additionally, Walter Investment, as successor to Spinco, will remain liable for any taxes imposed on Spinco or its subsidiaries in jurisdictions in which Spinco did not join with Walter Industries in a combined or consolidated group for income tax purposes (and with respect to any taxes other than income taxes). The Tax Separation Agreement also provides that if, as a result of certain adjustments, Spinco (or Walter Investment, as successor to Spinco) is required to pay an additional dividend (other than the taxable dividend declared in connection with the spin-off and merger) in order to maintain its REIT status for U.S. federal income tax purposes, Walter Industries will be required to reimburse Spinco (or Walter Investment, as successor to Spinco) for a portion of such additional dividend. Walter Industries continues to have all the rights of a parent of a consolidated group

(and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), is the sole and exclusive agent for Spinco and its subsidiaries in any and all matters relating to the combined, consolidated or unitary federal, state and local income tax liabilities of Spinco and its affiliates, has sole and exclusive responsibility for the preparation and filing of consolidated federal income and consolidated or combined state and local tax returns (or amended returns), and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of Spinco and its subsidiaries related to any such combined, consolidated or unitary (as applicable) federal, state or local tax return. Walter Investment, as successor to Spinco, is responsible for the preparation and filing of all other tax returns that relate to Spinco and its subsidiaries. Both parties have agreed in the tax separation agreement to assist each other in the preparation of such returns that relate to periods prior to the spin-off.
          Each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group for any year in which it is a member of the group at any time during such year. Accordingly, although the Tax Separation Agreement allocates tax liabilities between Spinco and Walter Industries, for any period during which Spinco or its subsidiaries were included in the Walter Industries consolidated group, Spinco or its subsidiaries could be liable for tax liabilities not allocated to it under the Tax Separation Agreement in the event that any U.S. federal income tax liability is not discharged by any other member of the Walter Industries consolidated group. In addition, the Tax Separation Agreement provides that in the event that the spin-off is not tax-free pursuant to Section 355 of the Code, Spinco (or Walter Investment, as successor to Spinco) will generally be responsible for any taxes incurred by Walter Industries or its stockholders if such taxes result from certain actions or omissions by Spinco (or its subsidiaries) and for a percentage of any such taxes that are not a result of Spinco’s (or its subsidiaries) actions or omissions or Walter Industries’ actions or omissions.
          The foregoing description of the Tax Separation Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Tax Separation Agreement, which is filed as Exhibit 10.1.8 hereto, and incorporated into this report by reference.
Joint Litigation Agreement. On April 17, 2009, Spinco and Walter Industries entered into a Joint Litigation Agreement dated as of April 17, 2009 with Walter Industries (the “Joint Litigation Agreement”), allocating responsibilities with respect to, and liabilities arising from, any existing or future claims against Spinco, Walter Industries and their subsidiaries. In addition, the Joint Litigation Agreement provides, where available, for sharing of insurance coverage and third party indemnification. In general, the Joint Litigation Agreement allocates liability for claims to Spinco or Walter Industries based on the post-spin-off ownership of the businesses or operations from which the liabilities arise. Thus, Walter Investment (as successor to Spinco) will generally assume responsibility for such liabilities arising primarily out of the financing business, and Walter Industries will generally retain responsibility for liabilities unrelated to Spinco as of the date of the spin-off, including liabilities related to Walter Industries’ homebuilding business. To the extent that Walter Industries and Spinco are jointly named in a claim, the agreement will provide that the parties will cooperate to defend or settle such claim and allocate the liability arising from such claim between Spinco and Walter Industries in good faith.
          The foregoing description of the Joint Litigation Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Joint Litigation Agreement, which is filed as Exhibit 10.1.9 hereto, and incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits
(a) Financial statements of business acquired
          The audited balance sheets of JWHHC as of December 31 2007, and the audited statements of operations and cash flows of JWHHC as of December 31, 2007 and 2006, and for the years then ended were previously reported as part of Hanover’s Proxy Statement/Prospectus and, accordingly, are not required to be filed herewith pursuant to General Instruction B.3 of Form 8-K.
          Walter Investment intends to file the audited financial statements of JWHHC as of and for the year ended December 31, 2008 and for the unaudited financial statements of JWHHC as of and for the three months ended March

31, 2008 and 2007 under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed, or July 3, 2009.
(b) Pro Forma Financial Information
          Walter Investment intends to file the pro forma financial information required by this Item 9.01(b) for the year ended December 31, 2008 and the three months ended March 31, 2009 under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on form 8-K was required to be filed, or July 3, 2009.
(d) Exhibits

Exhibit
No.	Note	Description
2.1	(1)	Second Amended and Restated Agreement and Plan of Merger, between Walter Industries, Inc., JWH Holding Company, LLC, Walter Investment Management LLC, and Hanover Capital Mortgage Holdings, Inc., dated February 6, 2009.

2.2	(2)	Amendment to Second Amended and Restated Agreement and Plan of Merger, between Walter Industries, Inc., JWH Holding Company, LLC, Walter Investment Management LLC, and Hanover Capital Mortgage Holdings, Inc., dated February 17, 2009.

10.1.1	(3)	Revolving Credit Agreement between Walter Investment Management Corp., as borrower, Regions Bank, as syndication agent, SunTrust Bank, as administrative agent, and the additional lenders thereto, dated as of April 20, 2009.

10.1.2	(3)	Subsidiary Guaranty Agreement by and among Walter Investment Management Corp., each of the subsidiaries listed on Schedule I thereto, SunTrust Bank as administrative agent, and the additional lenders thereto, dated April 20, 2009.

10.1.3	(3)	Revolving Credit Agreement and Security Agreement, between Walter Investment Management Corp. as borrower, and Walter Industries, Inc. as lender, dated as of April 20, 2009.

10.1.4	(3)	L/C Support Agreement among Walter Investment Management Corp. and certain of its subsidiaries and Walter Industries, Inc., dated April 20, 2009.

10.1.5	(3)	Assignment of Software License Agreement, by and among JWH Holding Company, LLC, Hanover Capital Mortgage Holdings, Inc., and Walter Investment Management LLC, dated April 17, 2009.

10.1.6	(3)	Trademark License Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.

10.1.7	(3)	Transition Services Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.

10.1.8	(3)	Tax Separation Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.

10.1.9	(3)	Joint Litigation Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009

10.1.10	(4)	Amended and Restated Loan and Security Agreement, between Hanover Capital Mortgage Holdings, Inc. and JWH Holding Company, LLC, dated February 6, 2009.

10.1.11	(5)	Securities Account Control Agreement, by and among Hanover Capital Mortgage Holdings, Inc., JWH Holding Company, LLC, and Regions Bank, as Securities Intermediary, dated September 25, 2008.

10.1.12	(6)	Exchange Agreement between Hanover Capital Mortgage Holdings, Inc. and Taberna Preferred Funding I, Ltd, dated September 30, 2008, as amended on February 6, 2009.

10.1.13	(7)	Exchange Agreement between Hanover Capital Mortgage Holdings, Inc. and Amster Trading Company and Ramat Securities, LTD dated September 30, 2008, as amended on February 6, 2009.

10.1.14	(3)	Joint Direction and Release, by and among Hanover Capital Mortgage Holdings, Inc., Hanover Statutory Trust I, and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee, dated April 17, 2009.

10.1.15	(3)	Discharge Agreement, by and among Hanover Capital Mortgage Holdings, Inc., Hanover Statutory Trust I, The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee, dated April 17, 2009.

Exhibit
No.	Note	Description
10.1.16	(8)	Amended and Restated Trust Agreement among Hanover Capital Mortgage Holdings, Inc., JPMorgan Chase Bank, N.A., as property trustee, Chase Bank USA, N.A., as Delaware trustee, and certain administrative trustees, dated March 15, 2005.

10.1.17	(9)	Junior Subordinated Indenture, between Hanover Capital Mortgage Holdings, Inc., and JPMorgan Chase Bank, N.A., dated March 15, 2005.

10.1.18	(3)	Joint Direction and Release, by and among Hanover Capital Mortgage Holdings, Inc., Hanover Statutory Trust II, and Wilmington Trust Company, as trustee, dated April 17, 2009.

10.1.19	(3)	Discharge Agreement, by and among Hanover Capital Mortgage Holdings, Inc., Hanover Statutory Trust II, Wilmington Trust Company, as trustee, dated April 17, 2009.

10.1.20	(10)	Amended and Restated Declaration of Trust among Hanover Capital Mortgage Holdings, Inc., Wilmington Trust Company, as trustee, and certain administrative trustees, dated November 4, 2005.

10.1.21	(11)	Junior Subordinated Indenture, between Hanover Capital Mortgage Holdings, Inc., and Wilmington Trust Company, dated November 4, 2005.

10.1.22	(12)	Form of 2009 Long-Term Equity Incentive Plan of Hanover Capital Mortgage Holdings, Inc.

10.1.23	(13)	Hanover Capital Mortgage Holdings, Inc. 1999 Equity Incentive Plan

10.1.24	(14)	Software License Agreement between Hanover Capital Mortgage Holdings, Inc. and JWH Holding Company, LLC, dated September 30, 2008.

10.1.25	(3)	Amended and Restated Charter of Walter Investment Management Corp.

16.1	(3)	Letter of Grant Thornton

Note	Notes to Exhibit Index
(1)	Incorporated by reference to Exhibit 2 of Amendment No. 2 to Hanover Capital Mortgage Holdings, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 6, 2009.

(2)	Incorporated by reference to Exhibit 2.2 of Amendment No. 4 to Hanover Capital Mortgage Holdings, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 17, 2009.

(3)	Filed herewith.

(4)	Incorporated by reference to Exhibit 2.4 to Hanover’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2009.

(5)	Incorporated by reference to Exhibit 2.4 to Hanover’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008.

(6)	Incorporated by reference to Exhibit 2.5 to Hanover’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008.

(7)	Incorporated by reference to Exhibit 2.6 to Hanover’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008.

(8)	Incorporated by reference to Exhibit 4.4 to Hanover’s Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 31, 2005.

(9)	Incorporated by reference to Exhibit 4.3 to Hanover’s Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 31, 2005.

(10)	Incorporated by reference to Exhibit 4.6 to Hanover’s Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006.

(11)	Incorporated by reference to Exhibit 4.7 to Hanover’s Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006.

(12)	Incorporated by reference to Annex J of Amendment No. 2 to Hanover Capital Mortgage Holdings, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 6, 2009.

(13)	Incorporated by reference to Exhibit 10.7.1 to Hanover’s Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.

(14)	Incorporated by reference to Exhibit 2.8 of Hanover’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.
Date: April 23, 2009	By:	/s/ Stuart Boyd
Stuart Boyd, Vice President,
General Counsel and Secretary